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                                                                    Exhibit 23.1




                          Independent Auditors' Consent

The Board of Directors SUPERVALU INC.:

We consent to incorporation by reference in the Registration Statements No. 33-28310, No. 33-16934, No. 2-56896, No. 33-50071, No. 333-10151, No. 333-24813,
No. 333-61365, No. 333-72851, No. 333-89157, No. 333-32354, No. 333-32356 and
No. 333-43538 on Form S-8 and No. 33-56415, No. 333-94965 and No. 333-44570 on
Form S-3 of SUPERVALU INC., of our reports dated April 3, 2001, relating to the consolidated balance sheets of SUPERVALU INC. and subsidiaries as of February 24, 2001 and February 26, 2000, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the fiscal years in the three-year period ended February 24, 2001, and the related schedule, which reports appear in the 2001 annual report on Form 10-K of SUPERVALU INC.

/s/ KPMG LLP

Minneapolis, Minnesota
April 25, 2001